Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-139192 on Form S-8/A and Registration Statements No. 333-157670, No. 333-139192 and No 333-123802 on Form S-8 of our reports dated April 27, 2012, relating to the consolidated financial statements and financial statement schedule of China Finance Online Co. Limited, its subsidiaries, its variable interest entities (“VIEs”) and its VIEs’ subsidiaries (the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F, of China Finance Online Co. Limited for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, People’s Republic of China

April 27, 2012